Exhibit 5.2

Deutsche Bank Aktiengesellschaft

Taunusanlage 12

60325 Frankfurt am Main

Germany

May 2, 2018

Deutsche Bank AG Eligible Liabilities Senior Notes

Ladies and Gentlemen:

In our capacity as Counsel of Deutsche Bank Aktiengesellschaft (the “Bank”), we have advised the Bank as to matters of German law in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of a Registration Statement on Form F-4 to be filed with the Commission on May 2, 2018 (the “Registration Statement”) with respect to the proposed offers (the “Exchange Offers”) to exchange up to $375,000,000 aggregate principal amount of Floating Rate Eligible Liabilities Senior Notes due August 2020, up to $829,211,000 aggregate principal amount of 2.95% Eligible Liabilities Senior Notes due August 2020, up to $928,309,000 aggregate principal amount of 3.125% Eligible Liabilities Senior Notes due January 2021, up to $1,475,000,000 aggregate principal amount of 3.375% Eligible Liabilities Senior Notes due May 2021, up to $3,826,695,000 aggregate principal amount of 4.25% Eligible Liabilities Senior Notes due October 2021, up to $1,549,329,000 aggregate principal amount of 3.70% Eligible Liabilities Senior Notes due May 2024 and up to $746,645,000 aggregate principal amount of 4.10% Eligible Liabilities Senior Notes due January 2026 (together, the “Exchange Notes”) in each case to be issued by the Bank through its New York branch and registered under the Securities Act, in each case for a like principal amount of a corresponding series of the Bank’s outstanding Senior Notes and/or Eligible Liabilities Senior Notes (together, the “Original Notes”). The Exchange Notes will be issued under an Eligible Liabilities Senior Indenture, dated as of April 19, 2017, among the Bank, as issuer, The Bank of New York Mellon, as trustee and Deutsche Bank Trust Company Americas, as paying agent, authenticating agent, issuing agent and registrar (the “Base Indenture”), as supplemented by the First Supplemental Eligible Liabilities Senior Indenture dated as of July 10, 2017 (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”).

The Indenture and the Exchange Notes are referred to herein as the “Transaction Documents”.

This opinion is confined to and given on the basis of German law as it exists at the date hereof. We have made no investigation of the laws of New York or of any other jurisdiction as a basis for this opinion and do not express or imply any opinion thereon. We have assumed that there is nothing in such laws which affect this opinion.

For the purpose of this opinion we have examined the following documents:

(a)	a draft of the Registration Statement;

(b)	the Articles of Association (Satzung) of the Bank as presently in force;

(c)	scanned copies of the executed Base Indenture and Supplemental Indenture;

(d)	the form of fixed rate Exchange Notes and floating rate Exchange Notes, included as schedules to the Supplemental Indenture;

(e)	a scanned copy of the power of attorney issued on behalf of the Bank by John Cryan and James von Moltke, members of the Management Board (Vorstand) of the Bank, on March 20, 2018 (the “Power of Attorney”); and

(f)	such other documents as we have deemed necessary to enable us to give this opinion.

Chairman of the Supervisory Board: Paul Achleitner.

Management Board: Christian Sewing (Chairman), Garth Ritchie, Karl von Rohr, Kimberly Hammonds, Stuart Lewis, Sylvie Matherat, James von Moltke, Nicolas Moreau, Marcus Schenck, Werner Steinmüller, Frank Strauß.

Deutsche Bank Aktiengesellschaft domiciled in Frankfurt am Main; Local Court of Frankfurt am Main, HRB No 30 000; VAT ID No DE114103379; www.db.com

We have relied, as to matters of fact, on certificates of the responsible officers of the Bank and public officials. We have assumed that:

(i)	the Transaction Documents are or will be within the capacity and power of, and have been or will be validly authorized, executed and delivered by, each parties thereto, except that no such assumption is made as to the authorization, execution and delivery of any of the Transaction Documents by the Bank, and that there has been no breach of any of the terms thereof;

(ii)	the Indenture is valid, binding and enforceable under the laws of New York (by which it is expressed to be governed, except with respect to the provisions thereof relating to ranking of the Exchange Notes and their status under Section 46f(6) sentence 1 of the German Banking Act (Kreditwesengesetz), which are expressed to be governed by the laws of Germany (the “German Law Provisions”)), except that no such assumption is made as to (x) the authorization, execution and delivery of the Indenture by the Bank and (y) the German Law Provisions;

(iii)	the Exchange Notes, when duly executed by the Bank and authenticated in accordance with the Indenture and issued and delivered in exchange for an equal principal amount of Original Notes pursuant to the Exchange Offers contemplated by the Registration Statement, will be valid, binding and enforceable under the laws of the State of New York (by which they are expressed to be governed, except with respect to the German Law Provisions), except that no such assumption is made as to (x) the authorization, execution and delivery of the Exchange Notes by the Bank and (y) the German Law Provisions;

(iv) the Indenture and the Power of Attorney have not subsequently been amended;

(v)	all signatures on all documents submitted to us are genuine and that copies of all documents submitted to us are complete and conform to the originals; and

(vi)	the Registration Statement will be executed and filed in the form of the draft reviewed by us.

Based upon the foregoing we are of the opinion that:

(1)	the Bank is duly organized and validly existing as a stock corporation (Aktiengesellschaft) under the laws of the Federal Republic of Germany and has the corporate power to, and has taken all necessary corporate action to, execute, deliver and file the Registration Statement;

(2)	the Bank has corporate power and capacity to execute and deliver the Transaction Documents and to perform its obligations thereunder;

(3)	the execution and delivery of the Transaction Documents have been duly authorized by all necessary corporate action of the Bank;

(4)	the Indenture has been validly executed on behalf of the Bank;

(5)	the Indenture constitutes a valid and binding agreement of the Bank, which, with respect to Exchange Notes incurred through a branch office of the Bank, is to be performed through such branch office;

(6)	the terms of a particular issuance of Exchange Notes will be, when established by an Issuer Order executed by two persons named as attorneys-in-fact of the Bank in the Power of Attorney, duly authorized by the Bank;

(7)	when Exchange Notes of a particular issuance have been executed by two persons named as attorneys-in-fact of the Bank in the Power of Attorney, they will have been validly executed on behalf of the Bank;

(8)	when the Registration Statement has become effective under the Securities Act, the terms of the Exchange Notes and of their issuance and delivery have been duly established in conformity with the Indenture so as not to violate New York law or German law and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Bank, and the Exchange Notes have been duly executed and authenticated in accordance with the Indenture and issued and delivered by the Bank in exchange for an equal principal amount of Original Notes as contemplated by the Registration Statement, the Exchange Notes will constitute valid and binding obligations of the Bank, which, if incurred through a branch office of the Bank, are to be performed through such branch office; and

(9)	the courts in Germany (assuming they accept jurisdiction) would observe and give effect to the choice of the laws of New York as governing the Indenture and the Exchange Notes, except for the German Law Provisions thereof, and therefore, with respect to the ranking of the Exchange Notes in an insolvency proceeding affecting, or resolution measures involving, the Bank, such courts would observe and give effect to German law.

This opinion is subject to the following qualifications:

(A)	Enforcement of the Transaction Documents may be limited by bankruptcy, insolvency, liquidation, reorganization, limitation and other laws of general application, or by governmental acts, relating to or affecting the rights of creditors.

(B)	Enforcement of any agreement, instrument or document may be limited by any resolution measures exercised by the competent resolution authority under the relevant resolution laws and regulations applicable to the Bank; the resolution authority may convert to equity or reduce the principal amount of liabilities, transfer assets, rights and liabilities and take other resolution measures which relate to or affect the rights of creditors.

(C)	Enforcement of rights may be limited by statutes of limitation or lapse of time.

(D)	Pursuant to Section 46f (5)-(7) of the German Banking Act (Kreditwesengesetz), obligations of the Bank under senior unsecured debt instruments issued by it will, in an insolvency proceeding affecting, or resolution measures involving, the Bank, rank (i) junior to all other outstanding unsecured unsubordinated obligations of the Bank unless (x) the repayment or interest amount depends on the occurrence or non-occurrence of a future event, (y) such obligations are settled in kind (collectively, the “Structured Instruments”) or (z) the instruments are typically traded on money markets (the “Money Markets Instruments”) and (ii) in priority of subordinated liabilities. Structured Instruments and Money Markets Instruments will rank pari passu amongst themselves and with all other outstanding unsecured and unsubordinated obligations of the Bank for borrowed money, subject, however, to the priority conferred by operation of German law upon some liabilities such as deposits of up to 100,000 euros (or equivalent in foreign currency) insured by the German statutory deposit protection scheme and deposits of natural persons and micro, small and medium sized enterprises and the costs of the insolvency proceeding and liabilities incurred as the result of acts of the administrator for the insolvent estate. All other senior unsecured obligations of the Bank will rank pari passu amongst themselves. On December 27, 2017, the European Union published a directive amending Directive 2014/59/EU (BRRD) which needs to be transposed into the national laws of European Union member states by December 29, 2018, at the latest. Once implemented in Germany, the Bank will have the option to issue unsubordinated debt instruments that rank in priority of other unsecured and unsubordinated obligations although they are not Structured Instruments or Money Market Instruments.

(E)	Courts in Germany (assuming they accept jurisdiction) do not apply provisions of foreign law to the extent such provisions are obviously irreconcilable with essential principles of German law, in particular rights under constitutional law of Germany.

(F)	Any judicial proceedings in Germany enforcing rights will be subject to the rules of civil procedure as applied by the courts in Germany, which inter alia and without limitation, might require the translation of foreign language documents into the German language.

(G)	We do not express an opinion as to any rights and obligations the Bank may have or appears to have under the Transaction Documents against itself.

We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the use of our name in the prospectus included in the Registration Statement under the heading “Legal Matters”. In giving such consent we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

This opinion is furnished by us, as Counsel of the Bank, in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise referred to for any other purpose without our prior written approval in each instance, or relied upon by any other person, except (i) as provided in the immediately preceding paragraph and (ii) that Cleary Gottlieb Steen & Hamilton LLP may rely upon it. We assume no obligation to advise you or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinions expressed herein.

This opinion shall be governed by and construed in accordance with the laws of Germany.

Very truly yours,

/s/ Mathias Otto	/s/ Volker Butzke

Dr. Mathias Otto	Volker Butzke
General Counsel of Infrastructure and Regulatory Advice of Deutsche Bank AG	Senior Counsel of Deutsche Bank AG